Ex. 10(iii)A(89)

AMENDMENT NO. 3

TO

ACUITY BRANDS, INC.

2005 SUPPLEMENTAL DEFERRED SAVINGS PLAN

THIS AMENDMENT made as of this 24th day of October, 2008, by ACUITY BRANDS, INC. (the “Company”);

W I T N E S S E T H:

WHEREAS, the Company established the Acuity Brands, Inc. 2005 Supplemental Deferred Savings Plan, which was generally effective as of January 1, 2005 (the “Plan”), subject to the transition rules of Section 409A;

WHEREAS, the Company now desires to amend the Plan in the manner hereinafter provided;

NOW, THEREFORE, the Plan is hereby amended, as follows:

1.

Section 2.31 is hereby amended by deleting the present Section in its entirety and substituting the following in lieu thereof:

“2.31 “Retirement Account” means the account established for the Participant which will be payable in the manner elected by the Participant if the Participant terminates employment upon death, Disability, or after attaining age 55 and completing at least five Years of Service.”

2.

Article V is hereby amended by deleting the present Article V in its entirety and substituting the following in lieu thereof:

“ARTICLE V

PAYMENT OF ACCOUNTS

5.1 Timing and Form of Payment.

(a) Subject to subsection (h) below, on the Election Form, the Participant shall make an election as to the timing and form of payment for any Participant deferrals for such Plan Year and the form of payment for any Employer contribution credits for such Plan Year pursuant to Section 4.1 (such contributions are automatically credited to the Participant’s Retirement Account) from among the options set forth below for the Participant’s Retirement Account and for any Cash In-Service Account. Once the Participant elects a form of payment for the Retirement Account, and the time and form of payment for any Cash In-Service Account, those elections may only be changed twice and only in accordance with subsection (e) below.

(b) The Participant will be entitled to payment of his Retirement Account in accordance with his payment election if he terminates employment upon death, Disability, or after attaining age 55 and completing five or more Years of Service. The Participant may elect that the vested amount of his Retirement Account be distributed in a lump sum, or in annual payments for a period of up to ten (10) years, provided that if the balance of the Participant’s Account is less than $15,000, the Participant’s Account will automatically be paid in a lump sum. For example, under the 10-year annual payment method, the first year’s payment will equal one tenth (1/10) of the total Account, the second year’s will equal one ninth (1/9) of the remaining Account, and so forth. Subject to subsection (h) below, payment of the Participant’s Retirement Account shall be made (i) if the payment is in a lump sum, within 90 days after the event entitling the Participant to payment, or (ii) if the payment is in installments, commencing in the January following the event entitling the Participant to payment.

(c) The Participant may elect to have a Cash In-Service Account payable (or commence to be paid) during January of the year selected by the Participant on the Election Form (which initial payment date may not be earlier than two years after the end of the calendar year during which amounts are first credited to such Account), in a lump sum or in annual payments over a period of up to ten (10) years, in the manner provided in (a) above, as applicable; provided, that any subsequent deferrals to such designated Cash In-Service Account must be made no later than the end of the calendar year ending two years prior to such payment date; provided, further, that a Participant may only establish such number of Cash In-Service Accounts for his Account as may be permitted by the Plan Administrator (or his designee) and the Plan Administrator may increase the minimum deferral period for Cash In-Service Accounts. Notwithstanding the Participant’s elections under this Section 5.1(c), in the event the Participant becomes entitled to payment of his Retirement Account under subsection (b) above or to his Account under Section 5.2 below, the remaining balance of the Participant’s Account shall be payable in accordance with the provisions for payment under subsection (b) or under Section 5.2 (whether or not the Cash In-Service Account was in payment status at such time).

(d) The Participant will designate each Plan Year which portion of the Participant’s deferrals for such Plan Year shall be credited to the Participant’s Retirement Account and any Cash In-Service Accounts he has established. If a Participant’s Account is distributed in installments, the Account shall continue to be credited with deemed earnings, gains and losses in accordance with Article IV until the entire amount of the Account is distributed.

(e) A Participant may, not less than twelve (12) months prior to the payment dates of any Cash In-Service Accounts he has established under subsection (c) above, and with the approval of the Plan Administrator, elect to defer the date on which payment of any Cash In-Service Account shall commence and/or change the method of payment of such Cash In-Service Account, provided that, (i) after the initial election under subsection (c), a Participant may only make two election changes with respect to a particular Cash In-Service Account (after the second such election change, the election shall become irrevocable); (ii) except as otherwise permitted by Section 409A, the first in-service payment with respect to any such changed election must be deferred at least 5 years from the date such payment would otherwise have been made, (iii) except as otherwise permitted by Section 409A, the election shall not become effective for 12 months.

A Participant may, not less than twelve (12) months prior to the event entitling the Participant to payment of his Retirement Account under subsection (b) above, elect to change the method of payment of the Participant’s Retirement Account, provided that (i) only two such changes are permitted and after the second such election change, the election is irrevocable; (ii) the payment date for the Participant’s Retirement Account will be deferred for 5 years for each election change, and (iii) the election shall not become effective for 12 months.

The change of election shall be made through a method established by the Plan Administrator.

(f) Notwithstanding the Participant’s payment elections under this Article V, the entire amount remaining in the Participant’s Account will be paid to the Participant in a lump sum in January of the calendar year in which the Participant will attain age 80.

(g) Unless the Participant elects otherwise as provided below, the vested amounts credited to his Deferred Restricted Stock Subaccount shall automatically be paid in a single payment in January, 2008. The Participant may elect on such form as may be provided by the Plan Administrator to receive payment (i) at the same time as the initial payment of his Retirement Account (assuming the Participant qualifies under subsection (b)), or (ii) during January of the year selected by the Participant for payment of his Restricted Stock In-Service Account. If the Participant terminates employment prior to the payment date of his Restricted Stock In-Service Account or event entitling the Participant to payment under subsection (b), payment of the Participant’s Deferred Restricted Stock Subaccount will be made within 90 days after the Participant’s termination of employment. All distributions from the Participant’s Deferred Restricted Stock Subaccount shall be made in a lump sum. The Participant may elect to change the time of payment of his Restricted Stock In-Service Account, but such election may only be changed twice and only in accordance with the provisions of subsection (e) above.

The amounts credited to the Participant’s Deferred Restricted Stock Subaccount shall be subject to the Financial Hardship distribution rules of Section 5.5. The amounts credited to the Deferred Restricted Stock Subaccount that are treated as invested in Shares shall be paid in Shares.

(h) Notwithstanding the other provisions of this Article V, in the event a Participant who is a “key employee” (as determined by the Plan Administrator in accordance with procedures established by the Committee that are consistent with Section 409A) becomes entitled to payments upon separation from service, payments shall not commence until 6 months after such Participant separates from service and on such date the payments that would have been made during such six-month period shall be made.

5.2 Payment upon Certain Terminations of Service.

Subject to Section 5.1(h) above, the vested amount of the Participant’s Account (including any unpaid amounts in the Participant’s In-Service Accounts) will be paid in a lump sum within 90 days after the end of the month following the date on which the Participant has a Termination of Service and the elections under Section 5.1 shall not be recognized, unless the

Participant has completed 5 Years of Service and attained age 55 at the time of such Termination of Service, or the Participant qualifies for Disability under the terms of this Plan.

5.3 Payment at Death.

In the event a Participant dies while actively employed prior to Termination of Service, the entire amount of the Participant’s Account will become fully vested and will be paid in accordance with the Participant’s election under subsection (b). The form of payment to the Beneficiary shall be in accordance with the Participant’s election on the Election Form and, in the absence of such election, payment will be made in a lump sum.

5.4 Payment at Disability.

In the event of the Participant’s Total and Permanent Disability (as defined in Section 2.38), the entire amount of the Participant’s Account will become fully vested and payment will be made in accordance with the Participant’s election under subsection (b). Once payment has commenced, payments will continue as elected regardless of any future change in the Participant’s disability status.

5.5 Financial Hardship Distribution.

Subject to approval by the Plan Administrator, the Participant may apply to withdraw, upon a showing of Financial Hardship, part or all of his vested Account. If the Plan Administrator determines that a distribution should be made on account of Financial Hardship, distribution from the Participant’s Account shall be made as soon as administratively practical. Such distribution shall not exceed the dollar amount necessary to satisfy the Financial Hardship plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which the Financial Hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause Financial Hardship).”

3.

Section 8.2 is hereby amended by adding the following words to the end of subsection (iii) thereof:

“and all such payments are completed within 24 months after the date of termination;”

4.

This Amendment No. 2 shall be effective as of October 24, 2008. Except as hereby modified, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has executed this Amendment No. 3 as of the date first written above.

ACUITY BRANDS, INC.

By:	/S/ VERNON J. NAGEL
Vernon J. Nagel Chairman, President, and Chief Executive Officer

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